FILED PURSUANT TO RULE 433

FILE NO. 333-192302

CITIGROUP INC.

REOPENING: $1,000,000,000

TOTAL ISSUE: $2,500,000,000

2.700% NOTES DUE 2021

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	June 2, 2016

Settlement Date:	June 9, 2016 (T+5 days)

Maturity:	March 30, 2021

Par Amount:	$1,000,0000,000. Upon settlement, the notes will form part of the same series as, and will be fungible with, the Issuer’s outstanding $1,500,000,000 2.700% Senior Notes due 2021 issued on March 30, 2016, and the aggregate principal amount of this series of notes will be $2,500,000,000.

Treasury Benchmark:	1.375% due May 31, 2021

Treasury Price:	$100-03 3⁄4

Treasury Yield:	1.351%

Re-offer Spread to Benchmark:	T5+125 bp

Re-offer Yield:	2.601%

Semi-Annual Coupon:	2.700%

Public Offering Price:	100.443% (plus accrued interest)

Net Proceeds to Citigroup:	$1,006,355,000.00 (including $5,175,000.00 of accrued interest but before expenses)

Interest Payment Dates:	The 30th of each March and September, beginning September 30, 2016. Following business day convention applicable

Day Count:	30 / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:	Only for tax purposes

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967KK6

ISIN:	US172967KK69

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Lloyds Securities Inc.

Natixis Securities Americas LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

CITIGROUP INC.

REOPENING: $1,000,000,000

TOTAL ISSUE: $2,500,000,000

2.700% NOTES DUE 2021

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

Academy Securities, Inc.

ANZ Securities, Inc.

Apto Partners, LLC

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Citizens Capital Markets Inc.

CV Brokerage Inc.

Danske Markets Inc.

Guzman & Company

ING Financial Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Multi-Bank Securities, Inc.

Penserra Securities LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Samuel A. Ramirez & Company, Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.